Exhibit 10.10

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the “Agreement”) is entered into as of October 24, 2015 (the “Effective Date”) by and between BioChemics, Inc., a Delaware corporation having an address at 300 Rosewood Drive, Suite 103, Danvers MA 01923 (“BioChemics”) and Inpellis, Inc., a Delaware corporation having an address at 30 Washington Avenue, Suite F, Haddonfield, NJ 08033 (“Inpellis”).

RECITALS

WHEREAS, BioChemics owns certain assets, rights, intellectual property and know-how related to designing, developing and using transdermal, intra-dermal and topical drug delivery technology (the “BioChemics Intellectual Property”); and

WHEREAS, BioChemics desires to sell to Inpellis, and Inpellis desires to purchase from BioChemics, full ownership of certain of the BioChemics Intellectual Property and joint ownership of certain of the BioChemics Intellectual Property; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions and Interpretation

The following words have the following meaning when used in this Agreement.

1.1 “Affiliate” means any corporation, company, partnership, joint venture or other entity which Controls, is Controlled by, or is under common Control with a Party (as hereinafter defined), as the case may be. For the purpose of this definition, “Control” of an entity means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such entity, or the legal power to direct or cause the direction of the general management and policies of the entity in question. For purposes of this definition, BioChemics shall not be considered an Affiliate of Inpellis.

1.2 “BioChemics Intellectual Property” means (a) Know-How (as hereinafter defined) that relates to the BioChemics VALE (Vaso Active Lipid Encapsulated) technology and the Products Controlled by BioChemics as of the Effective Date or that is or was either conceived by BioChemics independently at any time, whether or not patents are applied for or issued to BioChemics and (b) Patents or Joint Patents owned by BioChemics that claim or are directed to be the foregoing Know-How.

1.3 “Commercialize” or Commercialization” shall mean any and all activities, excluding Development or manufacturing, necessary or desirable to realize and maximize commercial sales of each of the Products in accordance with applicable law, including distributing, importing, transporting, customs clearance, export, warehousing, packing, handling and delivering to customers, as well as offering for sale and sales, marketing, promoting and reimbursement related activities, including booking sales. When used as a verb “Commercialize” means to engage in Commercialization

1.4 “Confidential Information” of a Party means trade secrets or confidential or proprietary information, whether written, oral or in any other form, designated as such in writing (e-mail is sufficient) by such Party, including by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by such Party to the other Party. Confidential Information disclosed in oral form shall be deemed Confidential Information only to the extent that it is confirmed in writing to the other Party within twenty (20) days after the date of oral disclosure.

1.5 “Develop” or “Development” shall mean all activities relating to research and development in connection with seeking obtaining and/or maintaining any Regulatory Approval (as hereinafter defined) of the Products including without limitation all pre-clinical research and development activities, all human clinical studies and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approval from FDA or other Regulatory Authority (as hereinafter defined).

1.6 “FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

1.7 “Field” shall mean the prescriptive prophylactic or therapeutic treatment of pain in humans other than in the skin (‘non-dermal pain”) with the products and actives specified in Schedule 1.15.

1.8 Reserved.

1.9 “Joint Patents” means patents and patent application owned by BioChemics that are not Patents as defined in Section 1.14 below and any substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates thereof, and all foreign counterparts of any of the foregoing, existing as of the consummation of the Agreement (the “Closing”, and the date upon which the Closing occurs, the “Closing Date”). The Joint Patents are set forth on Schedule 1.9.

1.10 “Know-How” means all know-how, show-how, proprietary technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, materials, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, and any related type of proprietary intellectual property right or other information other than the Patents and Joint Patents.

1.11 “NDA” means a New Drug Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder and any corresponding or equivalent foreign application or registration.

1.12 “Party” means BioChemics or Inpellis. If either Party assigns this Agreement to any of its Affiliates in accordance with and subject to Section 7.8, “Party” shall include such Affiliate of such Party.

1.13 “Patent Authority” means a governmental, intergovernmental, or government-authorized body responsible for receiving, examining, issuing, extending or maintaining patents.

1.14 “Patents” mean patents and patent application owned by BioChemics relating to or that cover, in whole or part, the composition, use, manufacture, distribution, marketing, promotion, sale, administration or formulation of the Products and any substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates thereof, and all foreign counterparts of any of the foregoing, existing as of the consummation of the Agreement (the “Closing”, and the date upon which the Closing occurs, the “Closing Date”). The Patents are set forth on Schedule 1.14.

1.15 “Products” shall mean the pharmaceutical products set forth on Schedule 1.15.

1.16 “Regulatory Approval” means any approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of a Regulatory Authority.

1.17 “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use, import, transport and/or sale of a Product in such jurisdiction.

1.18 “Third Party” means any Party other than the Parties and their Affiliates.

In this Agreement headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention:

(a) if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(b) a Section, schedule, attachment or Exhibit to this Agreement forms a part of this Agreement, but if there is inconsistency between this Agreement and any schedule, attachment or Exhibit to it, this Agreement shall prevail unless the Parties have agreed otherwise in writing;

(c) a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(d) a reference to a statute includes its delegated legislation, and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, reenactments and replacements;

(e) a reference to “includes” in any form is not a word of limitation;

(f) the captions and headings of clauses contained in this Agreement preceding the text of the Sections, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction;

(g) references to days shall mean calendar days, unless otherwise specified;

(h) ambiguities and uncertainties, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist; and

(i) this Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

2.	Sale to Inpellis

2.1 BioChemics Sale of Patents to Inpellis. BioChemics hereby sells, transfers, conveys, assign and delivers to Inpellis for the consideration specified below, all right, title and interest in (a) the Patents, (b) all Know-How and other intellectual property of BioChemics directly related to the Patents and (c) all Know-How and other intellectual property of BioChemics directly related to the Products.

2.2 BioChemics Sale of Joint Patents to Inpellis. BioChemics hereby sells, transfers, conveys, assign and delivers to Inpellis for the consideration specified below, an undivided joint ownership interest in (a) the Joint Patents, (b) all know-how and other intellectual property of BioChemics directly related to the Joint Patents and (c) all know-how and other intellectual property of BioChemics related to the Products not conveyed pursuant to Section 2.1 above.

2.3 No Implied Rights. No right under any other intellectual property of BioChemics is conveyed by implication under this Agreement. All such rights are or shall be conveyed only as expressly provided in the terms of this Agreement. For the avoidance of doubt, it is understood and agreed that the transfers to Inpellis pursuant to this Agreement do not convey any right to practice the BioChemics Intellectual Property in or for any purpose related to any products other than the Products.

2.4 Consideration. Inpellis has paid BioChemics $750,000.00 on the Effective Date in full consideration for the conveyances provided for in this Agreement and BioChemics acknowledges receipt of such payment.

2.5 Further Assurances. At any time and from time to time after the Effective Date, at the request of Inpellis and without further consideration, BioChemics shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as Inpellis may reasonably request to more effectively transfer, convey and assign to Inpellis, and to confirm Inpellis’s rights to, title in and ownership of, the property conveyed pursuant to this Agreement.

3.	Options to Purchase or License

3.1 Discoveries. In the event of the discovery or development of a new drug compound, molecule or entity and/or new drug delivery or transport mechanisms (“Discovery”) by BioChemics, written notice of such Discovery will be provided to Inpellis with sufficient detail to enable evaluation of the commercial application and potential of such Discovery. Such notice and its content shall constitute Confidential Information under Section 5.1 of this Agreement. Inpellis will, within the later of: (i) thirty (30) days of its receipt of the aforementioned notice, or (ii) its receipt from BioChemics of further information requested as Inpellis deems required for its assessment of its commercial interest in licensing or purchasing such Discovery, provide to BioChemics a notice of its intent to license or purchase such Discovery or to decline to proceed with any prospective license or purchase of same. If Inpellis elects to proceed then BioChemics and Inpellis will jointly secure an independent valuation expert to appraise and value the Discovery in its then current state. Inpellis will then provide a reasonable development and commercialization plan to BioChemics for the transfer of the Discovery and related physical assets or manifestations to Inpellis by license or sale, as the Parties may agree, and upon such terms as the Parties may agree. BioChemics may neither offer nor disclose the Discovery to other potential licensees or purchasers until the conclusion of the notice period(s) to Inpellis and any subsequent negotiations have ended unsuccessfully.

3.2 Additional Products. In the event that Inpellis wishes to utilize the BioChemics Intellectual Property or drug transport or delivery systems or mechanisms developed by BioChemics after the Effective Date in conjunction with drugs to relieve non-dermal pain, which drugs are not part of the Products, then Inpellis shall provide written notice of its desire to use such drug(s) in and BioChemics shall, within thirty (30) days of receipt of such notice, propose to Inpellis in writing reasonable financial licensing terms and conditions for Inpellis’s use of such drugs in conjunction with the BioChemics Intellectual Property for use within the Field. The Parties shall use all reasonable efforts to negotiate and agree upon such terms and conditions as soon as practicable after BioChemics makes it proposal. If the Parties are not able to reach agreement within 30 days of the date on which BioChemics makes the initial proposal, then they shall retain a mutually agreeable independent expert to determine the terms and conditions. Each Party shall pay one-half of the costs of retaining such expert

3.3 BioChemics Right to Repurchase. BioChemics shall, until December 31, 2017, have the right to buy back from Inpellis the rights to the Caine Products (as defined in Schedule 1.15) conveyed pursuant to this Agreement for a payment of $750,000.00 in immediately available funds, provided that Inpellis shall retain joint ownership of that property for the treatment of shingles.

3.4 BioChemics Right of First Offer. In the event Inpellis determines to sell any of the property conveyed to it under this Agreement, it shall notify BioChemics of such determination. BioChemics shall notify Inpellis within 10 days of receiving such notice whether BioChemics wishes to negotiate to purchase such property. Upon receipt of such notice from BioChemics, Inpellis shall, prior to Inpellis selling such property to another party, negotiate in good faith with BioChemics for a period not to exceed 30 days from the date of the notice from BioChemics to sell such property to BioChemics.

4.	Representations and Warranties

4.1 Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants as of the Effective Date to the other that:

(a) It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has all requisite corporate power and authority to carry out its business as presently conducted and as proposed to be conducted.

(b) It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

(c) This Agreement is legally binding upon it, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution, delivery and performance of this Agreement by it does not conflict with, or result in the breach of the terms of, any agreement, or instrument, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) no consent, approval, authorization or order of any court or governmental agency or governmental body or Third Party is required for execution and delivery by such Party of this Agreement.

4.2 BioChemics Representations and Warranties. BioChemics represents and warrants to Inpellis that:

(a) the rights granted to Inpellis hereunder do not conflict with rights granted by BioChemics to any Third Party.

(b) To BioChemics’s knowledge, the use of the property conveyed pursuant to this Agreement does not infringe any issued patents of any Third Party.

(c) There are no agreements with, assignments by, restrictions, liens, or encumbrances on, disputes with, or proceedings or claims against, BioChemics or its Affiliates relating to, affecting or limiting BioChemics’s rights with respect to the property conveyed under this Agreement.

(d) Schedules 1.9 and 1.14 together identify all of the pending patent applications and unexpired patents that are Patents or Joint Patents owned by BioChemics as of the Effective Date.

(e) None of the patents or patent applications owned by BioChemics and set forth on either Schedule 1.9 or Schedule 1.14 is, (i) subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, other than actions by Patent Authorities in connection with the prosecution of patent applications, or (ii) has been abandoned, or has been asserted to be invalid or unenforceable in a communication to BioChemics or is subject to any inventorship proceeding or dispute.

4.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES ACKNOWLEDGE AND DISCLAIM ANY WARRANTY AS TO THE USEFULNESS OR COMMERCIAL SUCCESS OF ANY PRODUCT OR THE ACHIEVEMENT OF DESIRED GOALS THROUGH USE OF BIOCHEMICS INTELLECTUAL PROPERTY.

4.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 5 (CONFIDENTIALITY) AND WITHOUT PREJUDICE TO THE OBLIGATION OF EITHER PARTY TO INDEMNIFY THE OTHER IN RESPECT OF CLAIMS BY A THIRD PARTY UNDER SECTION 6, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT; PROVIDED, HOWEVER THAT THIS SECTION 4.4 SHALL NOT BE CONSTRUED TO LIMIT DAMAGES AWARDED SPECIFICALLY IN RESPECT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

5.	Confidentiality

5.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that each Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than for the purpose of exercising its retained rights hereunder, or performing obligations hereunder, or as otherwise provided for in this Agreement, any confidential and proprietary information and materials of the other Party (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving party that such information:

(a) was already known to the receiving party, at the time of disclosure, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established);

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(d) was independently discovered or developed by the receiving party without reference to or use of Confidential Information of the disclosing party as demonstrated by documented evidence; or

(e) was disclosed to the receiving party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing party not to disclose such information to others.

The obligations set forth in this Section 5.1 shall remain in effect for five years.

5.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but for a confidentiality period that is reasonable and customary under the applicable circumstances) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement; (ii) to the extent such disclosure is reasonably necessary in prosecuting or maintaining any Patent or other intellectual property right in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), provided that the Party seeking to disclose Confidential Information of the other Party uses commercially reasonable efforts, consistent with typical practice in the pharmaceutical industry, to secure confidential treatment thereof, as applicable; (iii) to the extent such disclosure is otherwise required by applicable law, provided, however, that if a Party is required by applicable law or court order to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of prosecution and maintenance of Patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed and limit disclosure of the Confidential Information to only that part necessary to comply with the request; any disclosure of Confidential Information as permitted in the foregoing sentence shall not alter the confidential nature of such Confidential Information for all other purposes; (iv) in communication with advisors (including financial advisors, lawyers and accountants) or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to Products, or approved or permitted contractors, service providers, vendors and the like used (or to be used) in connection with activities hereunder, each on a need to know basis, and in each case under standard confidentiality obligations (subject to the allowances for term of confidentiality provided in subsection (i) above, except with respect to disclosures to actual or bona fide potential investors and acquirers receiving any technical data or information related to the Licensed Products that is Confidential Information of the other Party shall be subject to obligations of confidentiality for a period of at least five (5) years after such disclosure, or (v) to the extent mutually agreed to by the Parties. In addition to the foregoing, with respect to complying with the disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required disclosure of material information related to this Agreement, the Parties shall consult with one another concerning the information to be disclosed and secure confidential treatment thereof where practicable. If time does not permit such discussion, or if after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by applicable Law or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the other Party. For clarity, nothing in this Section 5.2 shall prevent any Party from making disclosures required by applicable law.

6.	Indemnification

6.1 Indemnification by Inpellis. Inpellis agrees to indemnify, defend and hold harmless BioChemics and its Affiliates and their officers, directors, shareholders, employees and agents (“BioChemics Indemnitees”) from and against any and all claims, costs, expenses, damages and liabilities, including reasonable attorney’s fees (“Losses”) to which the BioChemics Indemnitees may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a) arising out of the research, use, testing, exploitation, development, commercialization, import, export, sale, offer for sale, and any transfer of any Products developed or commercialized by Inpellis, its Affiliates and/or licensees, or (b) from the breach of any of Inpellis’s obligations hereunder or (c) alleging infringement of Third Party intellectual property rights by use of Inpellis intellectual property in the research, development, manufacture, Commercialization, use, import, export, sale, offer for sale and/or any transfer of any of the Products, except to the extent such Losses result from (i) the negligence or willful misconduct of BioChemics or any of the BioChemics Indemnitees; (ii) breach of this Agreement by BioChemics or any of the BioChemics Indemnitees; (iii) any claim by a Third Party alleging that the grant of rights by BioChemics to Inpellis under this Agreement violates or conflicts with the terms of any license or other grant of rights by BioChemics to such Third Party; or (iv) any claims by a Third Party alleging infringement of Third Party intellectual property rights in the development of the Products or commercialization, use, import, export, sale, offer for sale and/or any transfer of the Products.

6.2 Indemnification by BioChemics. BioChemics shall indemnify, defend and hold harmless Inpellis and its Affiliates and their officers, directors, shareholders, employees and agents (“Inpellis Indemitees”) from and against any and all Losses to which the Inpellis Indemnitees may become subject as a result of any claim, demand, action or other proceeding by any Third Party (i) alleging infringement of Third Party intellectual property rights in the research, development, commercialization, use, import, export, sale, offer for sale and/or any transfer of the Products or (ii) breach of this Agreement by BioChemics, except to the extent such Losses result from (i) the negligence or willful misconduct of Inpellis or any of the Inpellis Indemnitees or, (ii) breach of this Agreement by Inpellis or any of the Inpellis Indemnitees.

6.3 Apportionment of Fault. If any Losses occur by reason of or result from the joint fault of Inpellis and BioChemics, liability for such Losses under 6.1 and 6.2 shall be apportioned between Inpellis and BioChemics according to the relative fault of Inpellis and BioChemics.

6.4 Claim for Indemnification. Whenever any Claim shall arise for indemnification under this Section 6, the Inpellis Indemnitees and the BioChemics Indemnitees entitled to indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim and, when known, the facts constituting the basis for the Claim. The Indemnified Party’s failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability to such Indemnified Party under this Section 6 except to the extent any liability results from the failure to timely notify the Indemnifying Party. The Indemnifying Party shall promptly assume, and have the right to control, the defense and settlement thereof at its own expense. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification under this Section 6 without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall either the Indemnified Party or Indemnifying Party settle any Claim without the prior written consent of the Indemnified Party if such settlement does not include a release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money by the settling party that would bind or impair the non-settling party, or result in any patent or trademark of the other party being rendered invalid or unenforceable, or if such settlement contains an admission that any patent is invalid or unenforceable.

7.	Miscellaneous Provisions

7.1 Dispute Resolution. If any dispute arises between the Parties out of or in connection with this Agreement, the Parties shall first attempt to resolve such dispute in accordance with the dispute resolution procedures set forth on Exhibit 7.1 hereto.

7.2 Governing Law; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts, USA, without regard to its choice of law provisions. BIOCHEMICS AND INPELLIS EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AMONG THEM AND/OR THEIR AFFILIATES BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.

7.3 Consent to Jurisdiction. BioChemics and Inpellis each irrevocably consent that any action or proceeding among the Parties and/or their Affiliates, under, arising out of or in any manner relating to this Agreement shall be brought in the United States District Court for the District of Massachusetts. BioChemics and Inpellis hereby each expressly and irrevocably assent and submit to the personal jurisdiction of any such court in any such action or proceeding. BioChemics and Inpellis each further irrevocably consent to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof by hand or by mail in the manner provided for in Section 7.11 of this Agreement and consent that it may be served with any process or paper by registered mail or by personal service within or without the Commonwealth of Massachusetts, as the case may be, in accordance with applicable law. BioChemics and Inpellis each waive any objection, claim or defense which it may have at any time to the laying of venue of any such action or proceeding in any such court; irrevocably waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and further irrevocably waive the right to object, with respect to any such action or proceeding brought in any such court, that such court does not have jurisdiction over such Party.

7.4 Equitable Relief. Notwithstanding Paragraph B (7) of Exhibit 7.1, each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy in a court of competent jurisdiction that may then be available.

7.5 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) represents the final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its respective terms. This Agreement supersedes all prior and contemporaneous agreements and communications. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may only be modified or supplemented in a writing and signed by the Parties to this Agreement.

7.6 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party; neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

7.7 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

7.8 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that (a) either Party may assign this Agreement, and its rights and obligations hereunder, to an Affiliate, provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate; and (b) either Party may assign this Agreement, and its rights and obligations hereunder, to a Third Party in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, provided that the assigning party shall remain liable and responsible to the non-assigning party for the performance and observance of all such duties and obligations by such Third Party. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

7.9 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

7.10 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated. unenforceable or illegal part.

7.11 Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by any method of mail (postage prepaid) requiring return receipt, (c) by overnight courier confirmed thereafter to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other, or (d) by sending it by facsimile to the facsimile number of the other Party as stated below. Notice shall be deemed sufficiently given for all purposes upon the earlier of (x) the date of actual receipt; (y) if mailed, five business days after the date of postmark; or (z) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

if to Inpellis. notices must be addressed to:

Inpellis, Inc.

30 Washington Avenue

Suite F

Haddonfield, NJ 08033

Attn: Chief Executive Officer

Facsimile: (978) 750-0085

If to BioChemics, notices must be addressed to:

BioChemics, Inc.

300 Rosewood Drive

Suite 103

Danvers, MA. 01923

Attn: Chief Executive Officer

Facsimile: (978) 750-0085

7.12 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

7.13 No Use of Names. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other Party has been obtained.

7.16 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original document, and both of which, together with this writing, shall be deemed one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

BioChemics, Inc.

By:	/s/ Marshall S. Sterman
Name:	Marshall S. Sterman
Title:	Chief Executive Officer
Date:	October 24, 2015

Inpellis, Inc.

By:	/s/ Patrick T. Mooney, M.D.
Name:	Patrick T. Mooney, M.D.
Title:	Chief Executive Officer
Date:	October 24, 2015

SCHEDULE 1.15

Products

Transdermal Ibuprofen

Transdermal Benfothiamine

Transdermal Gabapentin

Transdermal Celecoxib

Transdermal Rofecoxib

Transdermal Lidocaine and any similar products derived from the same chemical including, without limitation, Benzocaine, Dibucaine, Oxybuprocaine, Proparacaine, Proxymetacaine, Tetracaine, Amethocaine, Xylocaine and Lignocaine (collectively, the “Caine Products”)

SCHEDULE 1.14

Patents

Attorney Ref. No.	Title	Application Information
3326/109AU (Australian Patent Application)	IBUPROFEN FOR TOPICAL ADMINISTRATION	Appl No.: 2009291755 Filed September 10, 2009 (Priority 61/095,672, Filed September 10, 2008)

3326/109CA (Canadian Patent Application)	IBUPROFEN FOR TOPICAL ADMINISTRATION	Appl No.: 2,749,941 Filed: September 10, 2009 (Priority 61/095,672, Filed September 10, 2008)

3326/109EP (European Patent Application)	IBUPROFEN FOR TOPICAL ADMINISTRATION	Appl No.: 09792433.6 Filed: September 10, 2009 Publication No. EP 2373346, Published October 12, 2011

3326/109WO (PCT Patent Application)	IBUPROFEN FOR TOPICAL ADMINISTRATION	Appl No.: PCT/US2009/056568 Filed September 10, 2009 (Priority: 61/095,672, Filed September 10, 2008) Publication No. WO 2010/030821, Published March 18, 2010

3326/112 (U.S. Utility Application)	IBUPROFEN FOR TOPICAL ADMINISTRATION

Appl No.: 13/604,040

Filed September 5, 2012

(Priority: 61/095,672 Filed September 10, 2008)

CON of 12,557,490 filed Sept. 10, 2009 (3326/109)

Publication No. US 2012-0329875 A1,

Published December 27, 2012

3326/117	TOPICAL AND TRANSDERMAL IBUPROFEN-CONTAINING COMPOSITION	Appl No.: Filed:

Schedule 1.9

Joint Patents

ATTORNEY REF. NO.	TITLE	APPLICATION INFORMATION
3326/110 (US Utility Application)	TRANSDERMAL DRUG DELIVERY USING AN OSMOLYTE AND VASOACTIVE AGENT	App. No. 12/584,841 Filed: September 22, 2009 (Priority: 61/099, 129, Filed September 22, 2008)

Publication No. US 2010/0076035 A1,
Published March 25, 2010

3326/110EP (European Patent Application)	TRANSDERMAL DRUG DELIVERY USING AN OSMOLYTE AND VASOACTIVE AGENT	Appl. No.: 09740777.9 Filed: September 22, 2009 (Priority. 61/099,129, Filed September 22, 2008)

Publication No. EP 2207536,
Published July 21, 2010

3326/110MX (Mexican Patent Application)	TRANSDERMAL DRUG DELIVERY USING AN OSMOLYTE AND VASOACTIVE AGENT	Appl. No.: MX/A/2010/004169 Filed: September 22, 2009 (Priority: 61/099,129, Filed September 22, 2008)

3326/110WO (PCT Patent Application)	TRANSDERMAL DRUG DELIVERY USING AN OSMOLYTE AND VASOACTIVE AGENT	Appl. No.: PCT/US2009/057916 Filed: September 22, 2009 (Priority: 61/099,129, Filed September 22, 2008)

Publication No. WO 2010/034019,
Published March 25, 2010

3326/116WO (PCT Application)	TOPICAL FORMULATIONS AND METHODS FOR DRUG DELIVERY	Appl. No.: PCT/US14/29240 Files: 14-Mar-2014

(Priority: 61/790,126 filed March 15, 2013)
Publication No. WO 2014/144752,
Published September 18, 2014

ATTORNEY REF. NO.	TITLE	APPLICATION INFORMATION
484P005-CA (Canadian Patent Application)	SOLUTION-BASED TRANSDERMAL DRUG DELIVERY SYSTEM	Appl. No. 2,360,590 Filed: October 23, 2001

484P005-US (US Patent Application)	SOLUTION-BASED TRANSDERMAL DRUG DELIVERY SYSTEM	Appl. No. 09/698,483 Filed: October 27, 2000

484P005-Australia (Australian Patent Application)	SOLUTION-BASED TRANSDERMAL DRUG DELIVERY SYSTEM	Appl. No.: 2001179417 Filed: October 15, 2001

484009-Australia (Australian Patent Application)	METHODS OF DEVICE-ASSISTED DRUG DELIVERY	Appl. No.: 2005286822 Filed: September 20, 2005

484P009-Canada (Canadian Patent Application)	METHODS OF DEVICE-ASSISTED DRUG DELIVERY	Appl. No.: 2,569,285 Filed: September 20, 2005

484P009-Brazil (Brazilian Patent Application)	METHODS OF DEVICE-ASSISTED DRUG DELIVERY	Appl. No.: P10513446-3 Filed: September 20, 2005

484P009-India (Indian Patent Application)	METHODS OF DEVICE-ASSISTED DRUG DELIVERY	Appl. No.: 7601/DelNp/2006 Filed: December 16, 2006

484P009-Mexico lx/a (Mexican Patent Application)	METHODS OF DEVICE-ASSISTED DRUG DELIVERY	Appl. No.: 2007/001222 Filed: January 30, 2007

484P011-US (US Patent Application)	BIFUNCTIONAL SYNTHETIC MOLECULES	Appl. No. 11/820,172 Filed: June 18, 2007

484P011-US (Canadian Patent Application)	BIFUNCTIONAL SYNTHETIC MOLECULES	Appl. No.: 2,690,357 Filed: June 17, 2008

ATTORNEY REF. NO.	TITLE	APPLICATION INFORMATION
484P011-Europe (European Patent Application)	BIFUNCTIONAL SYNTHETIC MOLECULES	Appl. No.: 8768535.9 Filed: June 17, 2008 2167104-Pub March 31, 2010

484P011-Hong Kong (Hong Kong Patent Application)	BIFUNCTIONAL SYNTHETIC MOLECULES	Appl. No.: HK1142815 Filed: December 17, 2010

484P011-India (India Patent Application)	BIFUNCTIONAL SYNTHETIC MOLECULES	Appl. No.: 551/DELNP/2009 Filed: December 29, 2009

484P011-Mexico (Mexican Patent Application)	BIFUNCTIONAL SYNTHETIC MOLECULES	Appl. No.: lx/a2009013759 Filed: December 15, 2009

EXHIBIT 7.1

Alternative Dispute Resolution Procedures

A. METHOD OF INVOKING ADR PROCEDURES

1. These procedures may be invoked by any Party by giving written notice to the other of the dispute and designating one or more persons (collectively, the “DESIGNEE”) to act on behalf of the disputing Party regarding the dispute. The other Party shall be required to respond to the disputing Party’s notice within ten (10) business days by designating in writing its own Designee. A Party may choose to represent itself, or if it appoints a Designee, its officers may nonetheless attend such meetings.

2. The Parties, each acting through its Designee, shall meet at a mutually acceptable time and place within ten (10) business days after the non-disputing Party designates its Designee to the others. At that meeting, the Parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.

3. If, within ten (10) business days after the first meeting or within such longer period of time as the Parties may mutually agree, the Parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.

4. The Parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the Parties are unable to agree on a mutually acceptable mediator within five (5) business days after the conclusion of the negotiations described in Paragraph 3 above, then the Parties shall select a neutral Person from American Arbitration Association (“AAA”) in New York, New York, with the assistance of AAA, unless the Parties agree otherwise in finding a mutually acceptable mediator.

5. The non-prevailing Party in the dispute shall be responsible for the payment of the fees and costs of the mediator, and any fees and costs of AAA.

6. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days from appointment of a mediator by any of the Parties or the AAA.

7. The Parties agree that the mediation period may be extended for an additional thirty (30) days beyond the initial thirty (30) day period upon agreement of the Parties. Either Party may terminate the mediation at any time after the initial thirty (30) days or when any agreed upon extension has expired.

B. MEDIATION PROCEDURES

1. The mediator shall be neutral and impartial.

2. The mediator shall control the procedural aspects of the mediation. The Parties will cooperate fully with the mediator.

a. The mediator is free to meet and communicate separately with each Party.

b. The mediator will decide when to hold joint meetings with the Parties and when to hold separate meetings. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.

3. Each Party may be represented by more than one person, including an attorney.

4. The process will be conducted expeditiously.

5. The mediator will not transmit information received from any Party to another Party or any third person unless authorized to do so by the Party transmitting the information.

6. The entire process is confidential. The Parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the Parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the applicable rules of evidence. Further, the Parties will not disclose the existence of a dispute or information regarding the mediation to third persons including, without limitation, the media.

7. The Parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures. The Parties agree that any and all statutes of limitation or periods of time for taking action shall be tolled during the time period that the Parties are engaged in mediation.

8. Unless all Parties and the mediator otherwise agree in writing:

a. The mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves persons not Parties to this mediation);

b. The mediator, at the conclusion of the mediation, will immediately either destroy and certify destruction of, or return to the providing Party, any and all documents and information in the mediator’s possession, whether or not the mediation was successful; and

c. The mediator will not be subpoenaed in any such investigation, action or preceding and all Parties will oppose any effort to have the mediator subpoenaed.

9. The mediator, if a lawyer, may freely express views to the Parties on the legal issues of the dispute.

10. The mediator shall not be liable for any act or omission in connection with the mediation.

11. The mediator may withdraw at any time by written notice to the Parties (i) for overriding personal reasons, (ii) if the mediator believes that a Party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.